IVIDEONOW, INC.
                       17327 Ventura Boulevard, Suite 200
                            Encino, California 91316


                       NOTICE OF ACTIONS TAKEN PURSUANT TO
                       THE WRITTEN CONSENT OF STOCKHOLDERS



To Our Stockholders:

Notice is hereby given to the holders of the issued and outstanding shares of common stock, $.001 par value per share, of iVideoNow, Inc, a Delaware corporation ("iVideoNow" or "Company"), that our board of directors and the holders of a majority of the voting power entitled to vote have approved the following actions:

         (a) Ratification of the sale of the capital stock of Digital Corporate Profiles, Inc. ("DCP"), a wholly-owned subsidiary of the Company.

         (b) Ratification of the sale of the capital stock of DXF, Inc.("DXF"), a wholly-owned subsidiary of the Company.

         (c) Approval of the sale of Eleven Million (11,000,000) shares of the Company's Common Stock for Two Hundred Twenty Thousand Dollars ($220,000) (the "Sale of Shares").

         (d) Subject to the Sale of Shares, the election of three new directors to the Board of Directors.

Our board of directors has fixed the close of business on November 1, 2001, as the record date for the determination of stockholders entitled to notice of and to consent to the approval and ratification of the above-mentioned actions. Your attention is directed to the attached Information Statement.



                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ Peter B. Dunn
                                              -------------------------
                                              Peter B. Dunn, President
Encino, California
November __, 2001

                                 IVIDEONOW, INC.
                       17327 Ventura Boulevard, Suite 200
                            Encino, California 91316

           -----------------------------------------------------------

                              INFORMATION STATEMENT

           -----------------------------------------------------------

               THIS INFORMATION STATEMENT IS FIRST BEING MAILED OR GIVEN TO STOCKHOLDERS ON OR ABOUT NOVEMBER __, 2001

           -----------------------------------------------------------

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY


This Information Statement is furnished by the Board of Directors of iVideoNow, Inc., a Delaware corporation ("iVideoNow" or "Company"), to the holders of record of our issued and outstanding shares of common stock, $.001 par value per share, at the close of business on November 1, 2001, or the record date, in connection with the approval and ratification of the following actions (the "Actions"):

         (a) Ratification of the sale of the capital stock of Digital Corporate Profiles, Inc. ("DCP"), a wholly-owned subsidiary of the Company.

         (b) Ratification of the sale of the capital stock of DXF, Inc. ("DXF"), a wholly-owned subsidiary of the Company.

         (c) Approval of the sale of Eleven Million (11,000,000) shares of the Company's Common Stock for Two Hundred Twenty Thousand Dollars ($220,000) (the "Sale of Shares").

         (d) Subject to the Sale of Shares, the election of three new directors to the Board of Directors.

Our Board of Directors approved the above-mentioned actions at special meetings of the Board of Directors on August 15, 2001, and October 30, 2001. Stockholder approval of the Actions also was required.

The Actions were approved and ratified by written consent executed by the holders of a majority of the issued and outstanding shares of iVideoNow common stock.

         NO PROXIES ARE BEING SOLICITED WITH THIS INFORMATION STATEMENT.

You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and Regulation 14c and
Schedule 14C thereunder. The sale of Eleven Million (11,000,000) shares of the Company's common stock and the election of three new directors will not become effective until at least twenty (20) days after the mailing of this Information Statement. This Information Statement is being mailed to the stockholders on or about November ____, 2001.

The elimination of the need for a special meeting of shareholders to approve and ratify the Actions is authorized by Section 228 of the Delaware Corporation Laws (the "Delaware Law") which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Section 242 of the Delaware Law, a majority of the outstanding shares of voting capital stock entitled to vote thereon is required in order to approve and ratify the Actions. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Actions as early as possible in order to accomplish the purposes of the Company as hereinafter described, the Board of Directors of the Company voted to utilize the written consent of the holders of a majority in interest of the Voting Capital Stock of the Company.

Peter B. Dunn, President of the Company, and three other shareholders who beneficially own in the aggregate 4,727,410 shares of Common Stock of the Company, representing approximately 54% of the outstanding Voting Capital Stock of the Company entitled to vote on the Actions, gave their written consent to the Actions described in this Information Statement on November 19, 2001. The written consent became effective on November 19, 2001, the date on which their written consent was filed with the Secretary of the Company. The date on which this Information Statement was first sent to the shareholders is on or about November ____, 2001. The record date established by the Company for purposes of determining the number of outstanding shares of Voting Capital Stock of the Company is November 1, 2001 (the "Record Date").

Pursuant to Section 228 of the Delaware Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to shareholders who have not consented in writing to such action. Inasmuch as the Company will have provided to its shareholders of record this Information Statement, the Company will notify its shareholders at the time of distribution of its next Quarterly Report on Form 10-QSB of the effective date of the Actions. No additional action will be undertaken pursuant to such written consents, and no dissenters' rights under the Delaware Law are afforded to the Company's shareholders as a result of the adoption and ratification of the Actions.

Incorporated by reference into this Information Statement is the information set forth in the Company's Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2001, as filed with the Securities and Exchange Commission ("SEC"). We will furnish to any person to whom this Information Statement is delivered, a copy of the Form 10-QSB/A upon written request to the attention of Peter B. Dunn, 17327 Ventura Boulevard, Suite 200, Encino, California 91316. Copies of the Form 10-QSB/A may also be obtained electronically by visiting the SEC's web site on the Internet at http://www.sec.gov.

                     OUTSTANDING VOTING STOCK OF THE COMPANY

The following table sets forth Common Stock ownership information as of November 1, 2001, with respect to (i) each person known to the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock;
(ii) each director and executive officer of the Company' (iii) all directors and executive officers as a group. This information as to the beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 17327 Ventura Boulevard, Suite 200, Encino, California 91316.

                                                      Shares Beneficially Owned
                                                      -------------------------
              Name of Beneficial Owner                   Number         Percent
              ------------------------                   ------         -------
Peter B. Dunn                                         2,542,410 (1)      29.0%

All officers and directors as a group (1)             2,542,410 (1)      29.0%

CALP II, L.P.                                         1,900,000 (1)      22.0%
c/o Thomson Kernaghan
120 Adelaide Street West, Suite 1600
Toronto, Ontario M5H 1T1 Canada

Allen Kelsey Grammer Trust                               450,000          6.8%
15456 Ventura Boulevard, Suite 200
Encino, CA 91316

Emily Mazur                                            219,996 (2)        3.3%
c/o Corporate Financial Enterprises
2224 Main Street
Santa Monica, CA 90405

Trent Mazur                                            219,996 (2)        3.3%
c/o Corporate Financial Enterprises
2224 Main Street
Santa Monica, CA 90405



-------------------

(1) Includes voting rights of 1,211,910 shares, of which Mr. Dunn is not the beneficial owner. Does not include options held by Mr. Dunn to purchase 100,000 shares of common stock.

(2) Emily Mazur and Trent Mazur are minors. Michelle Mazur, their mother, holds their shares as custodian.

             SALE OF DIGITAL CORPORATE PROFILES, INC., AND DXF, INC.

On June 30, 2001, we terminated the employment of all remaining employees of iVideoNow and commenced the process of winding up the Company's business. In order to reduce liabilities and to streamline the Company, we sold our two wholly-owned subsidiaries, Digital Corporate Profiles, Inc., and DXF, Inc.


                                SALE OF DXF, INC.

On August 31, 2001, we sold all of the capital stock of DXF to David Fleming, President of DXF, for the assumption of all of DXF's liabilities and a Twenty-Five Thousand ($25,000) non-recourse promissory notice. The net worth of DXF at the date of sale was approximately Twenty-Four Thousand Five Hundred Nine Dollars ($24,509).


                    SALE OF DIGITAL CORPORATE PROFILES, INC.

On September 27, 2001, the Company sold all of the capital stock of DCP to Pamela Jean Gerber, a non-affiliated individual, for the assumption of all of DCP's liabilities and a Twenty-Five Thousand ($25,000) non-recourse promissory note. The net worth of DCP at the date of sale was approximately Sixty-Seven Thousand Six Hundred Seventy Dollars ($67,670), of which approximately Sixty-Three Thousand Dollars ($63,000) was a note receivable from DXF.


                                 SALE OF SHARES

On November 6, 2001, the Company entered into a Securities Purchase Agreement with Kevin R. Keating for the sale of Eleven Million (11,000,000) shares of the Company's common stock in consideration of Two Hundred Twenty Thousand Dollars ($220,000). The closing of the sale is subject to certain covenants and representations, including the elimination of all liabilities, the cancellation of all outstanding warrants, and the approval by a majority of the shareholders. Assuming that all of the conditions precedent can be accomplished, we expect to close not less than twenty (20) days after the mailing of this Information Statement.


                              ELECTION OF DIRECTORS

Upon the effectiveness of the sale of Eleven Million (11,000,000) shares of the Company's Common Stock to Kevin R. Keating, Peter B. Dunn, the current and only director, will resign and the following three directors will be elected to the Board of Directors.

                Name                        Age            Position
                ----                        ---            --------
       Kevin R. Keating                     61             Director
       Margie L. Blackwell                  45             Director
       Spencer I. Browne                    51             Director

Kevin R. Keating is an investment executive and for the past five (5) years has been the Branch Manager of the Vero Beach, Florida, office of Brookstreet Securities Corporation ("Brookstreet"). Brookstreet is a full-service, national network of independent investment professionals. Mr. Keating services the investment needs of private clients with special emphasis on equities. For more than 35 years, he has been engaged in various aspects of the investment brokerage business. Mr. Keating began his Wall Street career with the First Boston Corporation in New York in 1965. From 1967 through 1974, he was employed by several institutional research boutiques where he functioned as Vice President Institutional Equity Sales. From 1974 until 1982, Mr. Keating was the President and Chief Executive Officer of Douglas Stewart, Inc., a New York Stock Exchange member firm. Since 1982, he has been associated with a variety of firms as a registered representative servicing the needs of individual investors. Mr. Keating is a graduate of Holy Cross College with a degree in Business Administration.

Margie L. Blackwell has been the Vice President of Development for Keating Investments since October 2000. From 1993 to 1999 she was a financial assistant to various non-public companies. Prior to that, she worked with the Chairman of the Board of Tele-Communications, Inc.("TCI"), for eleven years. She first served in the capacity of Executive Assistant and was later promoted to Plan Manager of TCI's Employee stock Purchase Plan. She was responsible for management of the Stock Plan, a 401(k) qualified plan that invested primarily in TCI stock. In addition, Ms. Blackwell served on the TCI Employee Stock Purchase Plan Committee as Plan Secretary. She has also held the position of Corporate Secretary for five years for a small S-Corporation devoted to the development of children's television programming.

Spencer I. Browne is a principal of Strategic Asset Management, LLC, a privately owned investment firm which he founded in November 1996. Prior to that date, Mr. Brown has held various executive and management positions with several publicly traded companies engaged in business related to the residential and commercial mortgage loan industry. From August 1988 until September 1996, Mr. Browne served as a President, Chief Executive Officer and a director of Asset Investors Corporation ("AIC"), a New York Stock Exchange traded company he co-founded in 1986. He also served as President, Chief Executive Officer and a director of Commercial Assets, Inc., an American Stock Exchange traded company affiliated with AIC, from its formation in October 1993 until September 1996. In 1999, AID acquired Commercial Assets, Inc., and changed its name to American Land Lease, Inc. ("ANL"). In addition, from June 1990 until March 1996, Mr. Browne served as President and a director of M.D.C. Holdings, Inc., a New York Stock Exchange traded company and the parent company of a major homebuilder in Colorado. Mr. Browne also has served as a director of Annaly Management, Inc., a New York Stock Exchange traded company, since 1997, and of ThermoGenesis Corp., a NASDAQ traded company, since December 2000. Mr. Browne received a Bachelor of Economics degree from the University of Pennsylvania's Wharton School of Business in 1971 and attained a J.D. Degree Cum Laude from Villanova University School of Law in 1974.

                             EXECUTIVE COMPENSATION

The following table sets forth the compensation of all officers with an annual compensation in excess of $100,000 during the past fiscal year.

                                 Annual Compensation                             Long-Term Compensation
                      -----------------------------------------     ------------------------------------------------
                                                        Other       Restricted                                All
                                                       Annual         Stock        Securities      LTIP      Other
                                            Bonus       Comp.        Award(s)      Underlying     Payout     Comp.
                       Year     Salary       ($)         ($)           ($)         Options (#)     ($)        ($)
                      ------- ------------ --------- ----------     -----------   -------------  --------  ---------
Peter B. Dunn          2000      $120,000    -0-       $7,920          -0-             -0-         -0-        -0-
                       1999      $116,000    -0-       $7,920          -0-           100,000       -0-        -0-
                       1998       $80,000    -0-       $6,174          -0-             -0-         -0-        -0-
                       1997       $ 5,000    -0-         -0-           -0-             -0-         -0-        -0-

Allen Dunn             2000      $108,000   $5,000     $5,493          -0-            62,000       -0-        -0-
                       1999       $64,500    -0-       $2,460          -0-            62,000       -0-        -0-
                       1998       $42,000    -0-         -0-           -0-             -0-         -0-        -0-

David Fleming          2000      $117,500    -0-       $6,000          -0-             -0-         -0-        -0-
                       1999       $22,500    -0-         -0-           -0-            50,000       -0-        -0-

Other annual compensation is as follows:

        Peter Dunn:      Represents monthly car allowance of $7,920, $7,920 and
        ----------       $6,174 in 2000, 1999 and 1998, respectively.

        Allen Dunn:      Represents monthly car allowance of $5,493 and $2,460
        ----------       in 2000 and 1999, respectively. Mr. Dunn resigned as an
                         officer and director in June 2001.

        David Fleming:   Represents monthly car allowance of $6,000 in 2000. Mr.
        -------------    Fleming resigned as an officer and director in June
                         2001.


On January 2, 1999, pursuant to the 1999 Stock Incentive Plan, stock options were granted to Peter Dunn, Allen Dunn and David Fleming to purchase 100,000, 62,000 and 50,000 shares respectively. The exercise price of Peter Dunn's options is $5.50 per share and expires five years from the grant date. The exercise price of Allen Dunn's and David Fleming's options are $5.00 per share and expire ten years from the grant date. As of October 31, 2001, none of the options issued in 1999 to these officers have been exercised.

On July 10, 2000, the Company issued additional options to Allen Dunn to purchase 62,000 shares at an exercise price of $0.50. These additional options also expire ten years from the grant date. The Company granted these additional options to its officers as well as other key personnel in an attempt to illustrate its dedication to its key personnel in spite of the decreasing trading value of the Company's stock.

Stock Options Plans.

On January 2, 1999, the Company's Board of Directors approved a Stock Incentive Plan referred to as the "1999 Plan." The Company's shareholders approved the Plan on July 9, 1999. The purpose of the 1999 Plan is to enable the Company to recruit and retain selected officers and key personnel by providing equity participation in the Company. Under the 1999 Plan, full-time salaried employees, including directors, may be granted options at an exercise price of 100% of the fair market value of the shares on the grant date. The exercise price of options granted to an individual whose holdings exceed 10% of voting power must be at 110% of the fair market value on the grant date. Any such options expire within five years. Options generally become exercisable at a rate of 33% a year over three years. The options, unless subject to the 10% voting power rule, are generally exercisable up to ten years. Options under the 1999 Plan can not be assigned except in the case of death and may be exercised only while an optionee is employed by the Company, or in certain cases, within a specified period after employment ends. The purchase price and number of shares of each option may be adjusted in certain cases, including stock splits, recapitalizations and reorganizations. The Board of Directors determines the number of options and the optionee's.

The 1999 Plan provides the Board of Directors authorization to grant up to 750,000 shares. During the year ended December 31, 2000, the Company granted 325,000 shares of qualified stock options and 85,000 of nonqualified stock options at the average exercise price of $1.79 per share.

Options Granted in the Year Ended December 31, 2000.

The following table summarizes stock options granted to officers and directors of the Company during the year ended December 31, 2000:

                         Number of              % of Total
                         Securities           Options/SAR's
       Name              Underlying             Granted to          Exercise or
                       Options/SAR's           Employees in          Base Price         Expiration
                        Granted (#)          Fiscal Year 2000        ($/share)             Date
------------------- --------------------- ----------------------- ----------------- -------------------
Allen Dunn                 62,000                  15%                 $0.50          July 20, 2010


Fiscal Year End Option Value at December 31, 2000.

                             Number of Securities Underlying          Value of Unexercised in the
                                Unexercised Options/SAR's                 Money Options/SAR's
                                   at Fiscal Year End                      at Fiscal Year End
                        ------------------------------------------ -----------------------------------

                                Exercisable/Unexercisable              Exercisable/Unexercisable
         Name                         Options as of                          Options as of
                                    December 31, 2000                      December 31, 2000
----------------------- ------------------------------------------ -----------------------------------
Peter Dunn                            33,333/66,667                               0/0
Allen Dunn                           20,666/103/000                               0/0
David Fleming                         16,666/33,334                               0/0

The value of unexercised in-the-money options is based on a per share value of $0.19 as quoted on the OTC Bulletin Board on December 31, 2000. The cost of the exercisable options at December 31, 2000 range from $0.50 to $5.50. The value of the above options was determined to be $0 since the Company's stock at December 31, 2000 was trading below the option exercise price.

Director Compensation.

The Company reimburses its directors for expenses incurred in connection with attending Board meetings but did not pay director's fees or other cash compensation for services rendered as a director in 2000.

Limitation of Liability and Indemnification Matters.

Section 145 of the General Corporate Law ("GCL") of Delaware empowers a company incorporated in Delaware, such as iVideoNow, to indemnify its directors and officers under certain circumstances. The Company's Certificate of Incorporation provides that the Company shall indemnify such persons to the fullest extent of Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company under Delaware law or otherwise, the Company has been advised the opinion of the Securities and Exchange Commission is such indemnification is against public policy as expressed in the Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by the Company for expenses incurred or paid by a director, officer or controlling person of the Company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

Article Seven of the Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by Section 145 of the Delaware General Corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent (5%) beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

                      COMMITTEES OF THE BOARD OF DIRECTORS

The Company does not have an Audit Committee and therefore no independent directors reviewed the results of audit examinations of the Company with its independent accountants. Upon the election of three new directors, the new board intends to form an Audit Committee and adopt a written Audit Committee Charter. There are no other committees of the board.


                              AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly file reports and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Reports and information filed pursuant to the informational requirements of the Securities Exchange Act of 1934 and other information filed with the Securities and Exchange Commission can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of our filings may also be obtained electronically by visiting the Securities and Exchange Commission's web site on the Internet at http://www.sec.gov.


                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ Peter B. Dunn
                                              -------------------------
                                              Peter B. Dunn
                                              Chairman
November __, 2001



























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